Exhibit 10.11
July 12, 2001
Dear Andrew,
On behalf of Shutterfly, Inc. (the “Company”), I am pleased to offer you the full-time position of Chief Marketing Officer reporting to the Company’s Chief Executive Officer. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
Base Salary:
The Company will pay you a starting base salary at the monthly rate of $16,666.67, subject to all applicable deductions and withholdings and payable in accordance with the Company’s standard payroll policies.
Bonus:
You will be eligible to be considered for an incentive bonus with a target amount of $5,000.00 per quarter. The bonus (if any) will be awarded based on your achievement of criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors, including but not limited to the Company’s achievement of its financial target objectives. Thus, your total target bonus is a maximum of $20,000.00 per annum. The terms and conditions of your target bonus goals will be developed within 60 days of your start date. The first eligible bonus period will be September 2001. Each quarterly bonus (if any) will be paid after the Company’s books for that quarter have been closed and will be earned by you only if you are employed by the Company at the time of payment. The determinations of the Company’s CEO with respect to your bonus will be final and binding.
Vacation:
You will be immediately eligible for 4 weeks of vacation.
Severance:
If the Company terminates your employment for any reason other than Cause (as defined in the next paragraph), then the Company will pay you severance pay for a period of 6 months following the termination of your employment. Your monthly severance pay will be paid at the rate of your monthly base salary in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. However, to receive this severance pay you must have (a) signed a general release (in a form prescribed by the Company) and (b) returned all Company property.
For all purposes under this letter agreement, “Cause” means (a) any breach of this letter agreement, the Proprietary information and Inventions Agreement between you and the Company, or any other written agreement between you and the Company; (b) any failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment; (c) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (d) neglect of duties; or (e) misconduct.

Stock Options:
Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 2,000,000 shares of the Company’s Common Stock, at an exercise price per share equal to the fair market value of the Common Stock per share on the date the Board of Directors grants your stock option or on your first date of employment with the Company, whichever is later. Your option will be subject to all of the terms, conditions and restrictions of the Company’s 1999 Stock Plan (the “Plan”) and the execution of a stock option agreement pursuant to such plan. The option can be Immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price if your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares upon your completion of 12 months of service with the Company, and you will vest in 1/48 of the option shares upon your completion of each of the next 36 months of service, as described in the applicable stock option agreement.
As a regular, full time employee of Shutterfly, you will be provided with the Company benefit package. The Company’s existing plans for group life, health and accident insurance may change from time to time.
Shutterfly is excited about having you join our team. We feel we are a great company and take pride in treating our employees with dignity and respect. As you well know, there are numerous laws that both the employee and employer must understand and accept. The next several paragraphs list the legal requirements associated with becoming a Shutterfly employee.
This offer of employment is contingent upon you completing, signing, and returning to us, this letter agreement and the Employee Proprietary Information and Inventions Agreement and Shutterfly’s Employment Application. In addition, by accepting these terms of employment, you represent that you have not brought and will not bring with you to the Company, or utilize in the course of your employment by the Company, any confidential or proprietary information or materials of any prior employer.
For purposes of federal immigration law (Immigration Reform and Control Act of 1986) you are required to provide documentary evidence of your eligibility for employment in the United States. Please bring the appropriate documentation, as listed on the enclosed I-9 Form, with you to New Hire Orientation.
Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
Finally, by accepting this offer, you and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.
The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or that the arbitrator deems necessary for you and the Company to vindicate your respective claims or defenses. The arbitration will take place in San Mateo County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.
You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.
This arbitration provision does not apply to the following: (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Employee Proprietary Information and Inventions Agreement between you and the Company).
If you would like to review a copy of the AAA Employment Dispute Resolution rules, please contact Connie Tedrow in the Human Resources Department.
To schedule your New Hire Orientation, please call Connie Tedrow. Failure to attend Orientation may result in an unnecessary delay of your first paycheck as well as a delay in your employee benefit coverage.

Andrew, we are pleased to welcome you to Shutterfly. Realizing this is an important decision for you, we believe this position is an excellent opportunity and we are confident it will provide you with personal challenge and potential growth opportunities. We believe you will find Shutterfly an exciting and fulfilling place to work. Please signify your acceptance of our offer by signing below and returning this letter agreement to Connie Tedrow, no later than July 13, 2001.
Very truly yours,
/s/ Andy Wood
Andy Wood
CEO
cc: Human Resources File

I accept Shutterfly’s offer of employment and agree to the terms in this letter agreement and its attachments. I acknowledge that except for the Employee Proprietary Information and Inventions Agreement attached to the letter agreement, this letter agreement is the entire agreement related to my employment with Shutterfly and supersedes all prior or contemporaneous oral or written communication and representations. This letter agreement (offer of employment, attachments and Employee Proprietary Information and Inventions Agreement) can only be modified in writing, by signed agreement from the Chief Executive Officer. I accept this offer voluntarily and not in reliance on any promises other than those contained in this letter agreement and its attachments.

/s/ A.F. Young	/s/ Andrew F Young

Name, Signature	Name, Printed

7/17/01
Today’s Date

7/25/01
Start Date